Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-172562
PRICING SUPPLEMENT NO. 2013-CMTNH0091 DATED APRIL 29, 2013
(TO PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H
CITIGROUP INC.
1,063,954 Synthetic Buy-Write Notes Based Upon the Common Stock of Micron Technology, Inc.
Due November 1, 2013
$9.3989 per Note
•	The notes will mature on November 1, 2013.
•	The stated principal amount is $9.3989 per note.
•	The notes are based upon the common stock of Micron Technology, Inc. (which we refer to as the underlying equity).
•
The amount you will receive at maturity will depend upon the performance of the underlying equity over the term of the notes. At maturity, in addition to the final interest payment, you will receive, for each $9.3989 note that you hold:

o
If the final equity price, which is the closing price of the underlying equity on the valuation date, is greater than $11.2787 (which we refer to as the cap equity price), a cash payment equal to the product of (a) the equity ratio, which is initially equal to 1.00, and (b) the cap equity price. In this case, even if the final equity price is greater than the cap equity price, your return on the notes (excluding interest payments) will be limited to 20% of the stated principal amount of the notes;

o
If the final equity price is less than or equal to the cap equity price and greater than or equal to $9.3989 (which we refer to as the initial equity price), a cash payment equal to the product of (a) the equity ratio and (b) the final equity price (or, if you elect, a number of shares of the underlying equity equal to the amount of such cash payment divided by the final equity price);

o
If the final equity price is less than the initial equity price and a downside event (as described below) does not occur, a cash payment equal to the product of (a) the equity ratio and (b) the initial equity price. In this case, the value of your payment at maturity (excluding the final interest payment) will be equal to the stated principal amount of the notes; or

o
If the final equity price is less than the initial equity price and a downside event does occur, a cash payment equal to the product of (a) the equity ratio and (b) the final equity price (or, if you elect, a number of shares of the underlying equity equal to the amount of such cash payment divided by the final equity price). In this case, the value of your payment at maturity (excluding the final interest payment) will be less than the stated principal amount of the notes and may be zero.

•
A downside event will occur if the trading price of the underlying equity is less than $7.9891 (which we refer to as the downside threshold price) at any time (whether intra-day or at the close) on any trading day after the pricing date up to and including the valuation date.

•
The equity ratio, initial equity price, downside threshold price and cap equity price are subject to adjustment as described under “Description of the Notes—Dilution Adjustments” in this pricing supplement.

•	The valuation date will be October 29, 2013, subject to postponement for non-trading days and market disruption events.
•	The pricing date is April 29, 2013.
•	The notes will pay quarterly interest at a fixed rate of 11.00% per annum (approximately 5.47% for the term of the notes) on August 1, 2013 and on the maturity date.
•
At maturity you could receive an amount per note that is significantly less than the stated principal amount of the notes and possibly zero (excluding the final interest payment).  All payments on the notes are subject to the credit risk of Citigroup Inc.

•	The CUSIP for the notes is 173095589. The ISIN for the notes is US1730955895.
•	The notes will not be listed on any securities exchange.
Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-2.
The notes have not been passed on by Micron Technology, Inc. The notes are not sponsored, endorsed, sold or promoted by Micron Technology, Inc. and Micron Technology, Inc. makes no warranties and bears no liability with respect to the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Note	Total
Public Offering Price	$9.3989	$9,999,997.25
Underwriting Discount	$0.00	$0.00
Proceeds to Citigroup Inc.	$9.3989	$9,999,997.25
It is possible that Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, which is acting as principal, and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

We expect to deliver the notes to purchasers on or about May 2, 2013.
Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the change in the final equity price from the initial equity price, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing price of the underlying equity and other events that are difficult to predict and beyond our control.

You Will Receive Less than the Stated Principal Amount of the Notes if the Final Equity Price Declines From the Initial Equity Price and a Downside Event Occurs

The amount payable at maturity will depend on the performance of the underlying equity. If the final equity price has declined from the initial equity price and a downside event occurs, the cash payment at maturity (or, if you elect to receive shares of the underlying equity at maturity, the value of the shares of any underlying equity you receive per note) will be less than the stated principal amount of the notes and may be zero (excluding the final interest payment).  This will be true even if the closing price of the underlying equity exceeds the initial equity price at one or more times during the term of the notes.  The initial equity price is not the same as, and in fact exceeds, the closing price of the underlying equity on the pricing date.

The Appreciation of Your Investment in the Notes Will Be Limited

Because the maximum return on the notes (excluding interest payments) is limited to 20% of the stated principal amount of the notes, the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the underlying equity. If the final equity price exceeds the initial equity price by more than 20%, the appreciation on an investment in the notes (excluding interest payments) will be less than the appreciation on an investment in an instrument that is directly linked to the underlying equity but is not subject to a 20% maximum return.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If the final equity price is less than $9.3989 and a downside event occurs (resulting in your receiving an amount at maturity, excluding the final interest payment, that is less than the stated principal amount of your notes), the effective yield on the notes, which may be negative, may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Inc. with a comparable maturity.

The Trading Price of the Underlying Equity at Any Time on Any Trading Day During the Term of the Notes May Trigger a Downside Event

The trading price of the underlying equity at any time on any trading day during the term of the notes may trigger a downside event.  A downside event will occur if (i) the trading price of the underlying equity is less than the downside threshold price at any time on any trading day after the pricing date up to and including the valuation date.  A downside event will occur even if the trading price of the underlying equity falls to or below the downside threshold price solely as a result of a temporary decline that is quickly reversed, such as happened in connection with the “flash crash” in May 2010.  If a downside event occurs and the final equity price is less than the initial equity price, the notes will no longer provide for the repayment of the stated principal amount at maturity in any scenario and you will be fully exposed to the downside performance of the underlying equity.

We May Engage in Business with or Involving Micron Technology, Inc. Without Regard to Your Interests

We or our affiliates may presently or from time to time engage in business with Micron Technology, Inc. without regard to your interests, including extending loans to, or making equity investments in, Micron Technology, Inc. or providing advisory services to Micron Technology, Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Micron Technology, Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Corporate Event that Could Affect the Common Stock of Micron Technology, Inc.

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Micron Technology, Inc. that modify its capital structure and a number of other transactions involving Micron Technology, Inc., as well as for the liquidation, dissolution or winding up of Micron Technology, Inc. You should refer to the section “Description of the Notes—Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the underlying equity, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the underlying equity, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market value of the notes may be materially and adversely affected.

The Notes are Subject to the Credit Risk of Citigroup Inc. and Any Actual or Anticipated Changes to its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes will be affected by changes in the market’s view of our creditworthiness.  Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Stated Principal Amount of the Notes

We believe that the value of the notes in any secondary market will be affected by supply of and demand for the notes, the price of the underlying equity and a number of other factors.  Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Price of the Underlying Equity. We expect that the market value of the notes will depend substantially on the amount, if any, by which the closing price of the underlying equity changes from the initial equity price and whether the trading price of the underlying equity has fallen below the downside threshold price on any trading day. However, changes in the price of the underlying equity may not always be reflected in full or in part, in the market value of the notes. Even if you choose to sell your notes when the closing price of the underlying equity exceeds the initial equity price and a downside event has not occurred, you may receive substantially less than the amount that would be payable at maturity because of expectations that the price of the underlying equity will continue to fluctuate from that time to the valuation date. If you choose to sell your notes prior to maturity, you will likely receive less than the stated principal amount of the notes.

The closing price and trading price of the underlying equity will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying equity is traded. Citigroup Inc.’s hedging activities in the underlying equity, the issuance of securities similar to the notes and other trading activities by Citigroup Inc., its affiliates and other market participants can also affect the price of the underlying equity.

Volatility of the Underlying Equity. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the prices of the underlying equity changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Issuer of the Underlying Equity. General economic conditions and earnings results of the issuer of the underlying equity and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yield on the underlying equity increases, we expect that the market value of the notes may decrease because the return on the notes does not reflect dividend payments on the underlying equity. Conversely, if the dividend yield on the underlying equity decreases, we expect that the market value of the notes may increase.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the closing price of the underlying equity the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the closing price of the underlying equity during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in the underlying equity and/or in other instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity could affect the closing price of the underlying equity and therefore the market value of the notes. It is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in any secondary market that may develop. Additionally, the market value of the notes may be adversely affected by the inclusion of projected profit from hedging in the public offering price of the notes.

Fees and Projected Hedging Profits. Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since secondary market prices are likely to exclude the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transaction. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition and Results of Citigroup Inc. Actual or anticipated changes in the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc.

We want you to understand that the impact of one of the factors specified above may offset or magnify some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Underlying Equity Is Not an Indication of the Future Performance of the Underlying Equity

The historical performance of the underlying equity, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying equity during the term of the notes. Changes in the price of the underlying equity will affect the value of the notes, but it is impossible to predict whether the price of the underlying equity will fall or rise.

The Volatility of the Price of the Underlying Equity May Result in Your Receiving Less than the Stated Principal Amount of Your Notes at Maturity

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying equity. Because the amount of your return on the notes at maturity, if any, depends upon the performance of the underlying equity during the term of the notes, the volatility of the price of the underlying equity may result in your receiving an amount at maturity that is less than the stated principal amount of the notes and that could be zero (excluding the final interest payment). The more volatile the price of the underlying equity, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your notes at maturity if the final equity value is less than the initial equity value.  In general, the higher the coupon on the notes, the greater the expected likelihood as of the pricing date that a downside event will occur.  Although the past level of price volatility is not indicative of future price volatility, see “Description of Micron Technology, Inc.—Historical Data on the Common Stock of Micron Technology, Inc.” in this pricing supplement for more information on the historical prices of shares of the underlying equity.

You Will Have No Rights With Respect to the Underlying Equity

Investing in the notes is not equivalent to investing in the underlying equity. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the relevant underlying equity.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets Inc. currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis.  Any indicative bid price for the notes provided by Citigroup Global Markets Inc. will be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by Citigroup Global Markets Inc. that the notes can be sold at that price, or at all. Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If Citigroup Global Markets Inc. suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that Citigroup Global Markets Inc. will be the only broker-dealer that is willing to buy your notes prior to maturity.  Accordingly, an investor must be prepared to hold the notes until maturity.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Underlying Equity or Related Derivative Instruments by Affiliates of Citigroup Inc.

Citigroup Inc.’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell shares of the underlying equity and/or derivative instruments relating to the underlying equity for their own accounts in connection with their normal business practices. These transactions could affect the closing price of the underlying equity and thus, the market value of the notes.

The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determination with Respect to the Notes

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial equity price and the final equity price, and calculate the amount of cash (or, if you elect, the number of shares of the underlying equity) you will receive at maturity. Any of these determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price of the underlying equity in the event of the unavailability thereof or the occurrence of a market disruption event may adversely affect the payment to you at maturity.

Citigroup Inc.’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the notes, one or more of our affiliates have entered into hedge transactions. This hedging activity may involve trading in the underlying equity and/or in instruments, such as options, swaps or futures, based upon the underlying equity. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in any secondary market.  Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines. Additionally, the market value of the notes may be adversely affected by the inclusion of projected profit from hedging in the public offering price of the notes.

You Will Have No Rights Against the Issuer of the Underlying Equity

You will have no rights against the issuer of the underlying equity, even though the amount you receive at maturity, if any, will depend on whether a downside event has occurred and the closing price of the underlying equity on the valuation date. By investing in the notes you will not acquire any shares of the underlying equity and you will not receive any dividends or other distributions, if any, with respect to the underlying equity, unless and until you receive shares of the underlying equity on the Maturity Date, if you so elect. The issuer of the underlying equity is not in any way involved in this offering and has no obligations relating to the notes or to the holders of the notes.

Affiliates of Citigroup Inc. May Publish Research that Could Affect the Market Value of the Notes

Citigroup Investment Research or other affiliates of Citigroup Inc. may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the issuer of the underlying equity or other matters that may influence the price of the underlying equity and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Inc. affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

The U.S. Federal Tax Consequences of an Investment in the Notes are Unclear

The U.S. federal tax consequences of an investment in the notes are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment described herein.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on coupon payments paid to them and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should review carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and, to the extent inconsistent therewith, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

•	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Synthetic Buy-Write Notes Based Upon the Common Stock of Micron Technology, Inc. due November 1, 2013 (the “Notes”) are equity-linked investments that offer a potential return at maturity based on an upside participation in any increase in the price of the common stock of Micron Technology, Inc. from the Initial Equity Price to the Final Equity Price, subject to a maximum return. Because the maximum return over the term of the Notes (excluding interest payments) is limited to 20% of the stated principal amount of the Notes, in no circumstance will the payment you receive at maturity (excluding the final interest payment) be more than $11.2787 per note.  We refer to Micron Technology, Inc. as the Underlying Equity Issuer and to shares of common stock of Micron Technology, Inc. as the Underlying Equity.  The return of the stated principal amount of your investment in the Notes is not guaranteed. All payments on the Notes are subject to the credit risk of Citigroup Inc.

The amount you will receive at maturity will depend upon the performance of the Underlying Equity over the term of the Notes.  At maturity, in addition to the final interest payment, you will receive, for each $9.3989 Note that you hold:

o
If the Final Equity Price, which is the Closing Price of the Underlying Equity on the Valuation Date, is greater than $11.2787 (which we refer to as the Cap Equity Price), a cash payment equal to the product of (a) the Equity Ratio, which is initially equal to 1.00, and (b) the Cap Equity Price. In this case, even if the Final Equity Price is greater than the Cap Equity Price, your return on the Notes (excluding interest payments) will be limited to 20% of the stated principal amount of the Notes;

o
If the Final Equity Price is less than or equal to the Cap Equity Price and greater than or equal to $9.3989 (which we refer to as the Initial Equity Price), a cash payment equal to the product of (a) the Equity Ratio and (b) the Final Equity Price (or, if you elect, a number of shares of the Underlying Equity equal to the amount of such cash payment divided by the Final Equity Price);

o
If the Final Equity Price is less than the Initial Equity Price and a Downside Event (as described below) does not occur, a cash payment equal to the product of (a) the Equity Ratio and (b) the Initial Equity Price. In this case, the value of your payment at maturity (excluding the final interest payment) will be equal to the stated principal amount of the Notes; or

o
If the Final Equity Price is less than the Initial Equity Price and a Downside Event does occur, a cash payment equal to the product of (a) the Equity Ratio and (b) the Final Equity Price (or, if you elect, a number of shares of the Underlying Equity equal to the amount of such cash payment divided by the Final Equity Price). In this case, the value of your payment at maturity (excluding the final interest payment) will be less than the stated principal amount of the Notes and may be zero.

A Downside Event will occur if the Trading Price of the Underlying Equity is less than $7.9891 (which we refer to as the Downside Threshold Price) at any time (whether intra-day or at the close) on any Trading Day after the Pricing Date up to and including the Valuation Date.

The Equity Ratio, the Initial Equity Price, the Downside Threshold Price and Cap Equity Price are subject to adjustment as described under “—Dilution Adjustments” below.

The Notes will pay quarterly interest at a fixed rate of 11.00% per annum (approximately 5.47% for the term of the notes) on August 1, 2013 and on the maturity date.

The Notes are debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of Notes issued will be $9,999,997.25 (1,063,954 Notes). The Notes will mature on November 1, 2013. The Notes will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $9.3989 per Note and integral multiples thereof. The stated principal amount is $9.3989 per Note.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will pay interest quarterly on August 1, 2013 and on the maturity date, each an Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date, which we refer to as the Regular Record Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, unless that day falls in the next calendar month, in which case the Interest Payment Date will be the first preceding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

Payment at Maturity

The Notes will mature on November 1, 2013. Subject to the credit risk of Citigroup Inc., at maturity you will receive for each Note you hold an amount in cash or, if you elect, a number of shares of the Underlying Equity, the value of which might be greater than, equal to or less than the $9.3989 stated principal amount per Note.

If (1) the Final Equity Price is less than or equal to the Cap Equity Price and greater than or equal to the Initial Equity Price or (2) the Final Equity Price is less than the Initial Equity Price and a Downside Event occurs , you may elect to receive, for each $9.3989 Note that you hold, a number of shares of the Underlying Equity equal to the cash payment at maturity you would otherwise receive per Note divided by the Final Equity Price.  In order to make this election, you must provide notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days prior to the Maturity Date and no later than 5 Business Days prior to the Maturity Date.  If you do not wish to receive the cash payment at maturity in circumstances in which you may elect to receive shares, you should provide notice of your shares election to your broker.  The value of these shares on the Maturity Date (the date on which the shares will be delivered to you) will be different than the value of these shares on the Valuation Date (the date on which the number of shares you will receive will be calculated) if the Closing Price of the Underlying Equity changes from the Valuation Date to the Maturity Date.  If certain events described under “—Dilution Adjustments” occur, you will not have the right to elect to receive shares of the Underlying Equity at maturity.

Citigroup Global Markets Inc. has agreed to act as stock delivery agent for the Notes.  You can obtain more information regarding exercise of the shares election right from your broker or from the paying agent, which is Citibank, N.A. at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone:  1-800-422-2066), during normal business hours.  Please note that as long as you hold the Notes through a brokerage account, you will need to contact your broker to exercise your shares election right.

In lieu of any fractional share that you would otherwise receive in respect of any Notes, on the Maturity Date, you will receive an amount in cash equal to the value of such fractional share based on the Final Equity Price.  The cash payment at maturity, or, if you elect, the number of full shares of the Underlying Equity and any cash in lieu of a fractional share, to be delivered on the Maturity Date to each holder will be calculated based on the aggregate number of Notes then held by each holder.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Underlying Equity (or any other security for which a Closing Price or Trading Price must be determined) on any exchange or market or (2) any options contracts or futures contracts relating to the Underlying Equity (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the NYSE Amex, The NASDAQ Stock Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Closing Price” of the Underlying Equity (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the Underlying Equity (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the Underlying Equity common stock (or that other security) is listed or admitted to trading, or (2) if the Underlying Equity (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the stock or that other security is listed or admitted to trading on such exchange), the last quoted bid price for the Underlying Equity (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

If no closing sale price or last reported sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described above, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the Underlying Equity (or that other security) obtained from as many dealers in such the Underlying Equity or security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service.

The “Trading Price” of the Underlying Equity (or any other security for which a Trading Price must be determined) at any time on any date of determination will be (1) if the Underlying Equity (or that other security) is listed on a national securities exchange on that date of determination, the most recently reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the Underlying Equity common stock (or that other security) is listed or admitted to trading, and (2) if the Underlying Equity (or that other security) is not listed on a national securities exchange on that date of determination, the most recently reported quoted bid price for the Underlying Equity (or that other security) in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization.

If no such price is available pursuant to clauses (1) or (2) above for more than, in the aggregate, two hours of trading of the principal trading session on the principal U.S. exchange on which the Underlying Equity (or that other security) is listed or admitted to trading or a Market Disruption Event occurs with respect to the Underlying Equity (or that other security) on a date of determination, the calculation agent may, in its sole discretion, determine one Trading Price for the Underlying Equity (or that other security) for the period during which such price is unavailable or such Market Disruption Event is continuing, and such Trading Price will be (a) the arithmetic mean, as determined by the calculation agent, of the bid prices of the Underlying Equity (or that other security) obtained from as many dealers in the Underlying Equity (or that other security) (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent or (b) if no bid prices are provided from any third party dealers, determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

The “Maturity Date” means November 1, 2013.

The “Pricing Date” means April 29, 2013, the date on which the Notes were priced for initial sale to the public.

The “Valuation Date” will be October 29, 2013.  If the originally scheduled Valuation Date is not a Trading Day, the Valuation Date may be postponed by the calculation agent, but not past the Trading Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the calculation agent may postpone the Valuation Date as described above in the definition of “Closing Price.”  Notwithstanding any postponement of the Valuation Date, no Trading Price of the Underlying Equity on any date after the originally scheduled Valuation Date will be relevant for purposes of determining whether a Downside Event has occurred.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the payment at maturity, calculated as though the Valuation Date were the date of acceleration and reflecting interest accrued under the terms of the Notes to but excluding the date of acceleration. See “—Payment at Maturity” above.

In case of default in payment at maturity of the Notes, no interest will accrue on such overdue payment.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon (formerly known as The Bank of New York) under an indenture dated as of March 15, 1987, will serve as trustee for the Notes.

The CUSIP number for the Notes is 173095589.  The ISIN for the Notes is US1730955895.

Calculation Agent

The calculation agent for the Notes will be Citigroup Global Markets Inc., an affiliate of Citigroup Inc., or any successor appointed by Citigroup Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Notes.  Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Dilution Adjustments

The Equity Ratio, the Initial Equity Price, the Downside Threshold Price and Cap Equity Price will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Inc. to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Underlying Equity Issuer, after the date on which the relevant series of Notes are priced for initial sale to the public:

1.
pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

2.	subdivides or splits its outstanding common stock into a greater number of shares,

3.	combines its outstanding common stock into a smaller number of shares, or

4.	issues by reclassification of its common stock any shares of other common stock of the Underlying Equity Issuer,

then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Equity Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Equity Price, the Downside Threshold Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Equity Price, the Downside Threshold Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

If the Underlying Equity Issuer, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Equity Price, the Downside Threshold Price and the Cap Equity Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Equity consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the trading price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Inc. may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final) so distributed or issued applicable to one share of the Underlying Equity and each holder of the Notes will have the right to receive at maturity cash in an amount per Notes equal to the Equity Ratio multiplied by such fair market value, subject to a maximum cash payment of $11.2787 per Note.

If the Underlying Equity Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Equity Price, the Downside Threshold Price and the Cap Equity Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Underlying Equity other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Equity have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final) of all other consideration paid by the Underlying Equity Issuer with respect to one share of common stock acquired in a tender offer or exchange offer by the Underlying Equity Issuer, over (y) the Then- Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Inc. may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of the Underlying Equity, each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Equity Ratio multiplied by such sum, subject to a maximum cash payment of $11.2787 per Note.

If any adjustment is made to the Equity Ratio as set forth above, an adjustment will also be made to the Initial Equity Price, the Downside Threshold Price and the Cap Equity Price. The required adjustment will be made by dividing the Initial Equity Price, the Downside Threshold Price and the Cap Equity Price by the relevant dilution adjustment.

If the Underlying Equity Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the Notes will receive at maturity for each Note a cash payment equal to the value (based on the applicable Closing Price on the Valuation Date) of a combination of a number of shares of the Underlying Equity equal to the Equity Ratio and a number of shares of such Underlying Equity Issuer subsidiaries’ capital stock equal to the Equity Ratio as of the date of such distribution times the number of shares of such subsidiaries’ capital stock distributed per share of Underlying Equity, subject to a maximum cash payment of $11.2787 per Note. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “— Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•
in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Equity entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Equity Issuer,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•
in the case of any Excess Purchase Payment for which the Underlying Equity Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Equity Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio, the Initial Equity Price, the Downside Threshold Price and the Cap Equity Price will be further adjusted to the Equity Ratio, the Initial Equity Price, the Downside Threshold Price and the Cap Equity Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Equity Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex- Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•
any consolidation or merger of the Underlying Equity Issuer, or any surviving entity or subsequent surviving entity of the Underlying Equity Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Equity Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Equity Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of the Underlying Equity Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of the Underlying Equity Issuer or any successor of the Underlying Equity Issuer,

the Closing Price of the Underlying Equity on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:

1.	for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

2.
for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Inc., whose determination will be final, and

3.
for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Note that would have required an adjustment as described above, had it occurred with respect to the Underlying Equity or the Underlying Equity Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the Underlying Equity has been subject to a Reorganization Event then each holder of the Notes will have the right to receive per $9.3989 principal amount of Notes, a cash payment at maturity equal to (i) cash in an amount equal to the Equity Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of Underlying Equity in the Reorganization Event multiplied by the Equity Ratio, subject to a maximum cash payment of $11.2787 per Note.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Citigroup Inc. will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

DESCRIPTION OF MICRON TECHNOLOGY, INC.

General

According to publicly available documents, Micron Technology, Inc. (“Micron”) is a global manufacturer and marketer of semiconductor devices. Micron is currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Micron pursuant to the Exchange Act can be located by reference to the SEC file number 001-10658 through the SEC’s Web site at http://www.sec.gov, or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

Citigroup Inc. has not participated in the preparation of Micron’s publicly available documents nor made any due diligence investigation or inquiry of Micron in connection with the offering of the Notes. We make no representation that the publicly available information about Micron is accurate or complete.

The Notes represent obligations of Citigroup Inc. only. Micron is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

Historical Data on the Common Stock of Micron Technology, Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low Closing Prices of the Underlying Equity, as well as the cash dividends paid per share of the Underlying Equity, from January 2, 2008 through April 29, 2013. The historical data on the Underlying Equity are not indicative of the future performance of the Underlying Equity or what the market value of the Notes may be. Any historical upward or downward trend in the Closing Price of the Underlying Equity during any period set forth below is not an indication that the Closing Price or Trading Price of the Underlying Equity is more or less likely to increase or decrease at any time during the term of the Notes.

	High ($)	Low ($)	Dividend ($)
2008
Quarter
First	7.86	5.46	0.00
Second	8.84	6.00	0.00
Third	5.91	3.90	0.00
Fourth	4.98	1.69	0.00
2009
Quarter
First	4.32	2.58	0.00
Second	5.86	4.18	0.00
Third	8.63	4.70	0.00
Fourth	10.64	6.58	0.00
2010
Quarter
First	11.22	8.44	0.00
Second	11.30	8.38	0.00
Third	8.89	6.46	0.00
Fourth	8.66	6.93	0.00
2011
Quarter
First	11.80	8.28	0.00
Second	11.80	7.21	0.00
Third	8.09	5.04	0.00
Fourth	6.74	4.33	0.00
2012
Quarter
First	8.88	6.76	0.00

	High ($)	Low ($)	Dividend ($)
Second	8.10	5.39	0.00
Third	6.89	5.62	0.00
Fourth	6.85	5.17	0.00
2013
Quarter
First	10.04	6.63	0.00
Second (through April 29, 2013)	10.09	9.10	0.00

On April 29, 2013, the Closing Price of the Underlying Equity was $9.39.

The following graph illustrates the historical performance of the Underlying Equity based on the Closing Price thereof on each day such prices were available from January 2, 2008 through April 29, 2013. Past movements of the Underlying Equity are not indicative of future prices of the Underlying Equity.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Notes.  It applies only to a holder that purchases a Note at issuance for cash equal to its stated principal amount and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Notes;
•	investors holding the Notes as part of a “straddle,” conversion transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including “individual retirement accounts” and “Roth IRAs”; and
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Notes and partners in such partnerships should consult their tax advisers as to their particular U.S. federal tax consequences of holding and disposing of the Notes.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the Underlying Equity that a holder may receive at maturity.  In addition, we will not attempt to ascertain whether the issuer of the Underlying Equity should be treated as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code.  If the issuer of the Underlying Equity were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or retirement of the Notes.  Non-U.S. persons considering an investment in the Notes should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of the Underlying Equity and consult their tax advisers regarding the possible consequences to them if the issuer of the Underlying Equity is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the potential application of the Medicare Contribution Tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Notes

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Notes or similar securities, significant aspects of the treatment of an investment in the Notes are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Note for U.S. federal income tax purposes as a prepaid forward contract with associated coupon payments that will be treated as gross income to a holder at the time received or accrued in accordance with the holder’s regular method of accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

  Potential investors should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Except where otherwise stated, the following discussion assumes the treatment described above is respected.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  The coupon payments will be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Receipt of Underlying Equity Upon Maturity of the Notes.  If a U.S. Holder receives (at the holder’s election) the Underlying Equity, the U.S. Holder should not recognize any income or gain with respect to the Underlying Equity received.  Consistent with this position, a U.S. Holder should have an aggregate tax basis in the Underlying Equity (including any fractional shares for which cash is received) equal to such U.S. Holder’s adjusted tax basis in the Notes and should have a holding period in that Underlying Equity beginning on the day after receipt.  With respect to any cash received in lieu of fractional shares of the Underlying Equity, a U.S. Holder should recognize short-term capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to fractional shares.

Sale, Exchange or receipt of Cash Upon Maturity.  Upon a sale or exchange of the Notes prior to maturity or receipt of cash upon maturity, a U.S. Holder generally should recognize short-term capital gain or loss equal to the difference between the amount of cash or other consideration received (other than any coupon payment received from us, which will be treated as described above) and the U.S. Holder’s tax basis in the Notes, although the treatment of any sales proceeds attributable to an accrued but unpaid coupon is unclear.  Your tax basis in the Notes should equal the amount you paid to acquire them.  The deductibility of capital losses is subject to limitations.

Other Possible Tax Treatments

Alternative U.S. federal income tax treatments of the Notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Notes.  It is possible, for example, that the Notes could be treated as debt instruments issued by us.  In that event, the delivery of the Underlying Equity at maturity would be a taxable event, and any income recognized at maturity would likely be ordinary in character.  Alternatively, the coupons might be treated in whole or in part as a return of the U.S. Holder’s investment in the Notes, in which case the amount of gain or loss the U.S. Holder recognized at maturity, or the U.S. Holder’s basis in any Underlying Equity received, might also be affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Notes.

To the extent we have withholding responsibility in respect of coupon payments on the Notes, we intend to treat the coupon payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty.  Sales proceeds attributable to an accrued coupon may also be subject to withholding.  We will not be required to pay additional amounts with respect to amounts so withheld, whether by us or by another withholding agent.  Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received upon sale, exchange or maturity of the Notes (other than any coupon payment received from us, which we expect to treat as described above).

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income from the Notes is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Notes, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

As described above under “—Tax Consequences to U.S. Holders—Other Possible Tax Treatments,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the 2007 notice.

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Notes.

Backup Withholding and Information Reporting

Amounts paid on the Notes, and the proceeds of a sale, exchange or other disposition of the Notes, may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

Prospective investors in the Notes should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 (the “GSAA”) among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc., govern the sale and purchase of the Notes.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets Inc. $9,999,997.25 aggregate principal amount of the Notes (1,063,954 Notes) for $9.3989 per Note. Citigroup Global Markets Inc. proposes to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

The Notes will not be listed on any securities exchange.

In order to hedge its obligations under the Notes, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Stated Principal Amount of the Notes” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Inc. Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Certain Additional Selling Restrictions

Uruguay

In Uruguay, the Notes are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The Notes are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru’s National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Chile

The Notes are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the Notes has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the Notes are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the Notes is not obligated to make information available publicly in Chile regarding the Notes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments.  The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes.  The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser or holder of any Notes acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Notes, (B) the purchaser or holder’s investment in the Notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Notes;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Notes and (B) all hedging transactions in connection with our obligations under the Notes;

(iii)           any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Notes, nor the issuance and delivery of the Notes, nor the compliance by Citigroup Inc. with the terms of the Notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the Notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Inc.

Medium-Term Senior Notes, Series H

1,063,954 Synthetic Buy-Write Notes
Based Upon the Common Stock of
Micron Technology, Inc.
due November 1, 2013
($9.3989 Stated Principal Amount per Note)

Pricing Supplement
April 29, 2013
(Including Prospectus Supplement
dated December 20, 2012 and
Prospectus dated May 12, 2011)

___________________ TABLE OF CONTENTS
Page
Pricing Supplement
Risk Factors Relating to the Notes	PS-2
Description of the Notes	PS-7
Description of Micron Technology, Inc.	PS-15
United States Federal Income Tax Considerations	PS-17
Plan of Distribution; Conflicts of Interest	PS-21
Benefit Plan Investor Considerations	PS-21
Validity of the Notes	PS-24

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37

Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58